Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Fourth Quarter and Full Year

Results; Completes Acquisition of Utilimaster

CHARLOTTE, Michigan, Feb. 18, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced results for its 2009 fourth quarter and full year, which included the completion of the Company’s acquisition of Utilimaster on Nov. 30, 2009.

Fourth-quarter highlights:

▪  Net sales of $100.5 million

▪  Gross margin of 14.9 percent of sales

▪  Operating expenses of $15.0 million (15.0 percent of sales)

▪  Total one-time acquisition-related charges of $1.2 million

▪  Net loss of $0.01 per diluted share (adjusted earnings of $0.01 per share, excluding impact of acquisition)

▪  Ending cash balance of $18.5 million (a 34.5 percent increase over Q408)

▪  Consolidated backlog of $247.6 million at year end 2009

“We are pleased in some respects with the accomplishments of our team during a very demanding quarter,” said John Sztykiel, President and CEO of Spartan Motors.  “On the positive side, we completed the purchase of Utilimaster and began our integration efforts, while continuing to align our core business to the current level of demand.  On a negative note, we lost money, which is something we do not do often.  That said, we are starting to see meaningful improvements in some markets, such as fire trucks and motorhomes, as consolidated backlog, excluding the new Utilimaster acquisition, rose 25.7 percent from the prior year and 35.6 percent from the third quarter of 2009.”

Consolidated net sales for the quarter were $100.5 million, up 12.0 percent sequentially from Q309 due to the incremental Utilimaster sales, which were partially offset by lower service parts and assemblies (SPA) sales.  Compared with the fourth quarter of 2008, net sales fell 31.3 percent due mainly to the completion of a large-scale defense vehicle contract in 2008, as well as lower SPA sales in the current quarter.  By contrast, Spartan’s EVTeam operating segment, which consists of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 13.3 percent year-over-year increase in sales for the 2009 fourth quarter.  Sales of fire truck chassis in the quarter also increased 15.0 percent compared to the same period in 2008.  Likewise, Spartan’s chassis sales to the Class A diesel motorhome market more than doubled in the quarter, driven by new products and recent improvements in the recreational vehicle (RV) market.

With the lower sales levels compared to the prior year and a shift in revenue mix toward lower-margin products, gross margin in Q409 fell to 14.9 percent of sales from 21.1 percent in Q408.  Spartan attributed the change in margins to a shift in revenue mix from defense and SPA sales to motorhome and fire truck chassis.  In addition, margins were adversely impacted in Q409 by approximately $0.5 million related to the inventory valuation associated with the Utilimaster acquisition.  On a sequential basis, gross margin declined from 17.6 percent in Q309 due primarily to the shift in mix from SPA to motorhome and fire truck chassis.

Operating expenses for the 2009 fourth quarter declined by $8.8 million, or 37.0 percent, compared to the same period last year.  Spartan attributed the improvement due to the absence of $6.0 million in one-time settlement costs incurred in 2008, as well as the Company’s continued efforts to control operating expenses, which were offset partially by the additional operating expenses from Utilimaster.  Total operating expenses in the quarter, inclusive of $0.7 million in acquisition-related costs, were $15.0 million, down from $23.8 million in the same period last year.  Operating expenses in the quarter included incremental R&D expenses associated with chassis that are compliant with the new 2010 emission standards, as well as development costs associated with a new product at Utilimaster.  On a sequential basis, operating expenses increased from $14.6 million in Q309, primarily due to the additional operating expenses from Utilimaster of approximately $1.4 million, partially offset by a $0.7 million reduction in restructuring charges.

Net loss for the quarter was $0.4 million, or $0.01 per diluted share, which included one-time pre-tax charges of $1.2 million related to Spartan’s acquisition of Utilimaster.  Excluding these items, the adjusted earnings per diluted share would have been $0.01.

Joe Nowicki, Chief Financial Officer, said: “While we made solid progress on our cost structure in the fourth quarter, we still have work to do in 2010.  With the shift in revenue mix we experienced last quarter, we must continue to focus on improving efficiencies and reducing costs to align our spending with current demand.  In the near term, we will also see the impact of increased investments in R&D on our bottom line, but we believe these investments are essential to our long-term growth and profit expansion.  We also continue to place a priority on managing our balance sheet and cash flow, and we see opportunities for continued improvement in these areas in 2010.”

For the full year, Spartan reported net sales of $429.9 million, compared with net sales of $844.4 million in 2008.  The decline in sales for the year was primarily the result of the completion of a large defense order in 2008 combined with softness in the current motorhome market.  Gross profit fell with the lower revenue level, but as a percent of sales, gross margin increased to 19.0 percent in 2009, up from 17.5 percent in 2008, due mainly to a shift in mix toward higher margin products.

Operating expenses for the year were reduced by $16.2 million to $63.4 million due to the Company’s continued focus on controlling operating expenses, as well as the absence of $6.0 million in one-time settlement costs incurred in 2008.  Operating expenses for 2009 also included $0.7 million in charges relating to Spartan’s restructuring, which took place primarily in the third quarter, as well as $0.7 million in costs related to the acquisition of Utilimaster in the fourth quarter.

Income from operations for the year was $18.6 million, compared with $68.7 million in 2008.  On the bottom line, Spartan reported net income of $11.8 million for 2009, or $0.36 per diluted share, versus net income of $42.7 million, or $1.30 per diluted share, in the prior year.  Excluding one-time charges related to restructuring and merger activities, the 2009 adjusted earnings would have been $0.40 per diluted share.

Backlog at Dec. 31, 2009 stood at $247.6 million, up 45.7 percent from $169.9 million at Dec. 31, 2008.  Excluding the $34.1 million backlog from Utilimaster, Spartan’s total backlog increased by 25.7 percent over the prior year.  Also excluding backlogs for SPA, which were not included in consolidated backlog in 2008, total backlogs would have increased 18.9 percent from the prior year.  The improvement in backlog was driven by significantly improved order flow in motorhome and fire truck chassis ahead of updated emissions standards scheduled to take effect in 2010.

Spartan reported positive operating cash flow of $38.1 million in the year ended Dec. 31, 2009, due primarily to reduced working capital requirements.  The company ended the year with $18.5 million in cash and cash equivalents, and $35.2 million in long-term debt, an increase from $16.6 million at Dec. 31, 2008, which was due mainly to the financing of approximately $43.0 million for the acquisition of Utilimaster in the fourth quarter.  In 2009, Spartan reduced accounts receivable by 38.9 percent compared to levels at the end of 2008, which was a result of the Company’s continued efforts to improve collections.  Inventory levels increased slightly during the year due to the addition of Utilimaster.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 6.8 percent for the year ended 2009.  Spartan uses ROIC, defined as operating income less taxes, on an annualized basis, divided by total shareholders' equity, for internal performance benchmarking.

Sztykiel concluded: “From a full-year perspective, we accomplished a lot in 2009, achieving profitability despite a 49.1 percent drop in sales, significantly diversifying our business through the great synergy opportunities we expect with the Utilimaster acquisition, and realigning our cost and operational structure.  Adding Utilimaster to our portfolio of specialty vehicle brands provides us with important inroads into a new market, and we expect our continued investments in new products to help keep Spartan at the forefront of specialty vehicle innovation.  While we are seeing some improvement in fire trucks and motorhomes, other areas of our core markets remain difficult.  As we work our way towards recovery, we will remain vigilant in controlling our costs and enhancing the efficiency of our operations, which should afford us the flexibility to meet changing market conditions directly and profitably.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share, which is a Non-GAAP financial measure. Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release, such items consist of the following: expenses associated with restructuring actions taken to adjust our cost structure to the current business climate; closing and start-up costs related to mergers and acquisitions; and one-time settlement costs. We present Adjusted Earnings Per Share because we consider it to be an important supplemental measure of our performance and believe it to be useful in showing ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share under GAAP. Adjusted Earnings Per Share has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share is not intended to suggest that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only as a supplement.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Financial Summary (Non-GAAP)
	(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Earnings (Loss) per Share – Diluted	$(0.01)	$0.09	$0.36	$1.30
Add Back: Settlement Costs		0.17		0.17
Add Back: Acquisition Related Expenses	0.02	-	0.02	-
Add Back: Restructuring Charges	-	-	0.02	-
Adjusted Earnings per Share – Diluted	$0.01	$0.26	$0.40	$1.47

Conference Call, Webcast and Roadcast™

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends.  To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

Spartan also will update the financial information on its Roadcast “digital roadshow” for investors.  To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the outdoor recreation/RV, emergency-response, defense, delivery and service markets.  The company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products.  The company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas.  Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products.  Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.”  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  For example, we may encounter unforeseen difficulties and challenges in entering new markets or in pursuing strategic acquisitions.  In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans.  As a result, actual results and future events could differ materially from those anticipated in such statements.  The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov).  Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements.  An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled.  Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors.  The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Joseph Nowiki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates, Inc. (616) 233-0500/jtryka@lambert-edwards.com

###

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Three Months Ended December 31, 2009 and 2008

	December 31, 2009		December 31, 2008
	$-000-%		$-000-%

Sales	100,455		146,314
Cost of Products Sold	85,526		115,387
Restructuring Charges	5
Gross Profit	14,924	14.9	30,927	21.1

Operating Expenses:
Research and Development	4,463	4.5	4,814	3.3
Selling, General and Administrative	10,507	10.5	18,971	12.9
Restructuring Charges	21	0.0
Total Operating Expenses	14,991	15.0	23,785	16.2

Operating Income (Loss)	(67)	(0.1)	7,142	4.9

Other Income (Expense):
Interest Expense	(355)	(0.4)	(251)	(0.2)
Interest and Other Income	32	0.1	56	0.0
Total Other Income (Expense)	(323)	(0.3)	(195)	(0.2)

Earnings (Loss) before Taxes on Income (Loss)	(390)	(0.4)	6,947	4.7

Taxes on Income (Loss)	23	-	4,085	2.8

Net Earnings (Loss)	(413)	(0.4)	2,862	1.9

Basic Net Earnings (Loss) per Share	(0.01)		0.09

Diluted Net Earnings (Loss) per Share	(0.01)		0.09

Basic Weighted Average Common Shares Outstanding	32,755		32,668

Diluted Weighted Average Common Shares Outstanding	32,755		32,729

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Twelve Months Ended December 31, 2009 and 2008

	December 31, 2009		December 31, 2008
	$-000-%		$-000-%

Sales	429,926		844,390
Cost of Products Sold	347,647		696,120
Restructuring Charges	270
Gross Profit	82,009	19.0	148,270	17.5

Operating Expenses:
Research and Development	17,690	4.1	19,461	2.3
Selling, General and Administrative	44,961	10.4	60,097	7.1
Restructuring Charges	713	0.2
Total Operating Expenses	63,364	14.7	79,558	9.4

Operating Income	18,645	4.3	68,712	8.1

Other Income (Expense):
Interest Expense	(1,339)	(0.3)	(2,062)	(0.2)
Interest and Other Income	753	0.2	679	0.1
Total Other Income (Expense)	(586)	(0.1)	(1,383)	(0.1)

Earnings before Taxes on Income	18,059	4.2	67,329	8.0

Taxes on Income	6,287	1.5	24,615	2.9

Net Earnings	11,772	2.7	42,714	5.1

Basic Net Earnings per Share	0.36		1.31

Diluted Net Earnings per Share	0.36		1.30

Basic Weighted Average Common Shares Outstanding	32,729		32,582

Diluted Weighted Average Common Shares Outstanding	32,916		32,817

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$18,475	$13,741
Accounts receivable, net	46,377	75,935
Inventories	102,401	86,648
Deferred income tax assets	6,984	7,076
Taxes receivable	4,212	-
Deposits on engines	-	5,457
Other current assets	3,664	2,606
Total current assets	182,113	191,463

Property, plant and equipment, net	80,228	66,786
Goodwill and other intangible assets, net	29,895	2,457
Deferred income tax assets	-	241
Other assets	1,041	193
Total assets	$293,277	$261,140

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,131	$21,776
Accrued warranty	6,692	8,352
Accrued compensation and related taxes	5,520	12,136
Accrued vacation	1,912	1,904
Accrued customer rebates	1,324	1,498
Deposits from customers	11,992	9,922
Taxes on income	-	1,972
Other current liabilities and accrued expenses	6,300	4,584
Current portion of long-term debt	11,146	10,640
Total current liabilities	65,017	72,784

Other non-current liabilities	4,195	1,157
Long-term debt, less current portion	35,204	16,556
Deferred income tax liabilities	8,341	-

Shareholders' equity:
Common stock	329	326
Additional paid in capital	67,099	64,606
Retained earnings	113,092	105,711
Total shareholders' equity	180,520	170,643

Total liabilities and shareholders' equity	$293,277	$261,140

Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Three and Twelve Months Ended December 31, 2009 Unaudited
Three Months Ended December 31, 2009 (amounts in thousands of dollars)

	Business Segments
	Chassis	EVTeam	Utilimaster*	Other	Consolidated
Fire Truck Chassis Sales	37,500			(7,745)	29,755
Motorhome Chassis Sales	19,039				19,039
EVTeam Product Sales		25,309			25,309
Utilimaster Product Sales			13,248		13,248
Other Product Sales
Specialty Vehicles	2,710				2,710
Service Parts and Accessories	10,394				10,394
Total Net Sales	69,643	25,309	13,248	(7,745)	100,455

Interest Expense (Income)	-	516	17	(178)	355
Depreciation and Amortization Expense	1,086	235	357	594	2,272
Segment Net Earnings (Loss)	2,030	(106)	(663)	(1,674)	(413)

Twelve Months Ended December 31, 2009 (amounts in thousands of dollars)

	Business Segments
	Chassis	EVTeam	Utilimaster*	Other	Consolidated
Fire Truck Chassis Sales	149,719			(29,070)	120,649
Motorhome Chassis Sales	35,613				35,613
EVTeam Product Sales		95,692			95,692
Utilimaster Product Sales			13,248		13,248
Other Product Sales
Specialty Vehicles	24,402				24,402
Service Parts and Accessories	140,322				140,322
Total Net Sales	350,056	95,692	13,248	(29,070)	429,926

Interest Expense (Income)	-	1,836	17	(514)	1,339
Depreciation and Amortization Expense	4,150	928	357	2,330	7,765
Segment Net Earnings (Loss)	18,666	(1,160)	(663)	(5,071)	11,772

Period End Backlog (amounts in thousands of dollars)

	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Fire Truck Chassis **	73,473	98,025	84,840	82,386	123,791
Motorhome Chassis **	5,552	4,365	6,743	9,589	20,022
Other Product **
Specialty Vehicles	8,500	8,064	2,781	4,214	16,970
Service Parts and Accessories		47,763	20,249	8,725	11,467
Total Chassis	87,525	158,217	114,613	104,914	172,250
EVTeam Product **	96,383	83,344	72,352	72,615	72,402
Utilimaster Product **					34,059
Intercompany Eliminations	(14,009)	(24,050)	(26,232)	(20,056)	(31,113)

Total Backlog	169,899	217,511	160,733	157,473	247,598

*   Results for Utilimaster represent one month of activity and related segment net loss includes approximately $500 thousand of non-recurring charges related to the inventory valuation associated with the acquisition.

** Anticipated time to fill backlog orders; 2 months or less for motorhome chassis, 6 months or less for Utilimaster and 10 months or less for fire truck chassis, other product and EVTeam product. Service parts and accessories were included in the backlog beginning in March 31, 2009 and Utilimaster was included in the backlog beginning December 31, 2009.